Free Writing Prospectus

Dated November 5, 2014

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-06

**PRICED** $1.165bln CarMax Auto Owner Trust (CARMX) 2014-4

JOINT BOOKRUNNERS	: Credit Suisse (str), BofAML, Barclays	PUBLIC/SEC REG
CO-MANAGERS	: MUFG, RBC, Scotia, Wells

CLS	$AMT(mm)	WAL	S&P/F	WIN	BNCH SPR	YLD%	CPN	$ PRICE
A-1	181.000	0.28	A-1+/F1+	1-6		0.21%	0.21	100.00000
A-2A	271.000	1.10	AAA/AAA	6-21	EDSF + 30	0.674	0.67	99.99664
A-2B	115.000	1.10	AAA/AAA	6-21	1mL + 27		0.27	100.00000
A-3	406.000	2.53	AAA/AAA	21-42	IntS + 30	1.257	1.25	99.99072
A-4	116.900	3.82	AAA/AAA	42-48	IntS + 38	1.826	1.81	99.96649
B	29.100	4.01	AA/AA	48-48	IntS + 70	2.212	2.20	99.99281
C	27.400	4.01	A/A	48-48	IntS + 95	2.462	2.44	99.96390
D	18.600	4.01	BBB/BBB	48-48	IntS + 155	3.062	3.04	99.99000

* Expected Settle	: 11/13/14	* Offering Format	: Public / SEC Reg
* First Pay Date	: 12/15/14	* Min Denoms	: $5,000 by $1,000
* Expected RAs	: S&P, Fitch	* ERISA Eligible	: Yes
* Bill & Deliver	: Credit Suisse	* Timing	: Priced

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.